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                                                                    EXHIBIT 99.1



                           [LOGO OF HUNT OIL COMPANY]


FOR IMMEDIATE RELEASE                               CONTACT: JIM OBERWETTER
AUGUST 8, 2001                                    VICE PRESIDENT, PUBLIC AFFAIRS
                                                                  (214) 978-8534



          CHIEFTAIN INTERNATIONAL FUNDING CORP. ANNOUNCES REDEMPTION OF
                 $1.8125 CONVERTIBLE REDEEMABLE PREFERRED STOCK

         DALLAS, TEXAS (AUGUST 8, 2001)--Chieftain International Funding Corp. announced today that it will redeem for cash all outstanding shares of its $1.8125 Convertible Redeemable Preferred Stock. The action comes as a result of the acquisition of approximately 98% of the outstanding common shares of Chieftain International, Inc. by a subsidiary of Hunt Oil Company of Dallas, Texas, on August 7, 2001.

         The redemption date of the preferred stock will be August 28, 2001 and the redemption price will be $25.2014 per share of preferred stock, plus $0.2920 of accumulated and unpaid dividends to and including the date of redemption, for an aggregate redemption price of $25.4934 per share of preferred stock. The preferred stock was originally issued on October 30, 1992 and, as of August 7, 2001, approximately 144,323 shares of the preferred stock were outstanding.

         At any time prior to 5:00 p.m., New York City time, on the redemption date, in lieu of receiving the redemption price, holders of preferred stock may, at their option, convert all or a portion of their preferred stock into the right to receive $36.25 per share in cash.

         On and after the redemption date, the preferred stock will no longer be deemed to be outstanding, dividends on the preferred stock will cease to accrue, and all rights of the holders of preferred stock as holders of preferred stock will cease, except for the right to receive the redemption price, without interest thereon, upon surrender of certificates representing the preferred stock.

         The notice of redemption and related materials will be mailed to registered holders of the preferred stock on or about Wednesday, August 8, 2001. Shares of preferred stock are to be surrendered to Mellon Investor Services LLC, as redemption agent, for payment of the redemption price, by hand or by mail at the addresses set forth in the letter of transmittal that will accompany the notice of redemption. Questions

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relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to Mellon Investor Services LLC at 1-800-777-3674 (toll free).

         The Company is a subsidiary of Chieftain International, Inc., which owns all of the outstanding common shares of the Company. Headquartered in Edmonton, Alberta, and having exploration offices in Dallas, Texas, and New Orleans, Louisiana, Chieftain International, Inc. is an independent natural gas and oil exploration and production company active primarily in the U.S. Gulf of Mexico, in southeast Utah and the U.K. sector of the North Sea. On August 7, 2001, Hunt Oil Company, through its wholly-owned subsidiary Hunt Oil Canadian Acquisition III Corporation, completed its purchase of approximately 98% of the outstanding common shares of Chieftain International, Inc. pursuant to Hunt Oil's tender offer for all common shares of Chieftain and statutorily acquired the remaining outstanding common shares of Chieftain International, Inc. by effecting a statutory compulsory acquisition of the remaining common shares.

FOR FURTHER INFORMATION CONTACT:

         Jim Oberwetter
         Hunt Oil Company
         1445 Ross at Field
         Dallas, Texas 75202-2785
         Telephone: (214) 978-8534